Exhibit 99.1
NEWS RELEASE

Contact:	Investor Relations 708.483.1300 Ext 1331

TreeHouse Foods, Inc. Announces Acquisition of S.T. Specialty Foods
Westchester, IL, September 13, 2010 — TreeHouse Foods, Inc. (NYSE:THS) today announced that it has entered into a definitive agreement to acquire S.T. Specialty Foods, a portfolio company of Windjammer Capital Investors. The Brooklyn Park, MN based maker of private label macaroni and cheese, skillet dinners and other value-added side dishes and salads sells primarily to the North American retail grocery segment and has sales of approximately $100 million.
TreeHouse has agreed to pay $180 million in cash for the business, subject to certain closing and post-closing adjustments, plus up to an additional $15 million in cash if the company achieves certain earnings targets for the 12 month period ending December 31, 2010. The acquisition will be financed through borrowings under TreeHouse’s existing $600 million credit facility. The transaction will be neutral to the Company’s earnings over the balance of 2010, but is expected to add between $0.11 and $0.13 per share to earnings on an annualized basis. The acquisition is expected to close in October, subject to regulatory approvals and the satisfaction of customary closing conditions.
“We are delighted to acquire a business that expands our portfolio with the leading private label manufacturer of macaroni and cheese and skillet dinners,” commented Sam K. Reed, Chairman and Chief Executive Officer. “S.T. has had consistent growth since its inception and will not only add to our broad product portfolio for the retail grocery channel, but it will also give us the opportunity to expand our offerings into the lunch and dinner meal occasions.”
“The acquisition will align us with one of the fastest growing food companies in North America,” said Dale Schulz, President of S.T. Specialty Foods. “We believe TreeHouse is an excellent fit with not only our products, but also with the culture we have established here at S.T.”
“During our partnership with S.T., the company has successfully executed upon initiatives that have it well-positioned for continued success,” said Greg Bondick, a Managing Director in Windjammer’s Boston office. “We have tremendous respect for the organization that Dale Schulz and Ray Turcotte have built and it has been our great pleasure to be part of the S.T. family for the last two years. We have faith that S.T.’s success will continue under TreeHouse ownership.”
S.T. Specialty Foods has manufacturing and distribution facilities in Brooklyn Park, MN and Kenosha, WI. TreeHouse does not anticipate making any significant changes to S.T.’s existing operations.
William Blair & Company, L.L.C. acted as financial advisor to TreeHouse in connection with the transaction, and Winston & Strawn LLP provided legal counsel. S.T. Specialty Foods was advised by Houlihan Lokey Howard & Zukin Capital, Inc. and the law firm of Choate, Hall & Stewart LLP.

CONFERENCE CALL WEBCAST
A webcast to discuss the transaction will be held at 9:00 a.m. (Eastern Time) tomorrow, September 14 and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; powdered drinks, hot cereals, salsa and Mexican sauces; jams and pie fillings; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drinks and hot cereals in the United States and Canada based on sales volume.
ABOUT S.T. SPECIALTY FOODS
S.T. Specialty Foods is the leading North American manufacturer of private label and store branded, dry shelf-stable dinners and side dishes. Headquartered in Brooklyn Park, MN, with an additional facility in Kenosha, WI, the Company serves a diverse customer base in the grocery retail, discount retail, wholesale, mass merchandiser, and specialty retail channels. Macaroni and cheese dinners, add-meat skillet dinners, rice dinners, and meatless side dishes are among the many products the Company manufactures.
ABOUT WINDJAMMER CAPITAL INVESTORS
Windjammer is a national private investment firm which invests control equity, minority equity and subordinated debt in leading middle market businesses. Windjammer has successfully raised 4 institutional funds totaling over $1.2 billion of capital and is currently investing out of its latest fund with $575 million in commitments. The firm targets investments in companies that are leaders in attractive niche markets and share several of the following characteristics: significant and defensible market positions; differentiated products and services; strong management teams; scalable business models; and consistent financial performance. Since its founding in 1990, Windjammer has completed over 40 middle market transactions across a broad selection of manufacturing, business services and value-added distribution businesses.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2009 and, from time to time, its other filings with the Securities and Exchange Commission, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.